                            EXHIBIT 99.1
SemGroup Reports Financial Results for Fourth Quarter and Full-Year 2018

•	Strong 4Q and Full-Year Results Reflect Higher Transportation Volumes and Terminalling Revenues

•	Expect 2019 Consolidated Adjusted EBITDA of Between $420 Million and $465 Million

•	Raised $1.6 Billion Through Strategic Transactions Since 2017 to Support Balance Sheet Goals

Tulsa, Okla. - February 27, 2019 - SemGroup® Corporation (NYSE:SEMG) today reported fourth quarter 2018 net income of $3.0 million, compared to net income of $8.4 million in third quarter 2018 and net income of $2.6 million in fourth quarter 2017.

Fourth quarter 2018 Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $105.4 million, compared to $96.4 million in third quarter 2018 and $111.5 million in fourth quarter 2017, which included $8.1 million in earnings from assets that SemGroup later sold. Fourth quarter 2018 Adjusted EBITDA includes a $5.2 million non-cash lower of cost or net realizable value inventory charge that is expected to be recovered in the first quarter of 2019. The fourth quarter increase over the prior quarter was driven by higher crude transportation and terminalling revenues. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

For full-year 2018, SemGroup reported net loss of $(24.3) million, compared to net loss of $(17.2) million in 2017. Year-over-year Adjusted EBITDA increased 19 percent to $394.2 million in 2018 from $328.3 million in 2017.

"Our strong fourth quarter results reflect ongoing growth at our Houston terminal and improved crude marketing margins," said SemGroup President and Chief Executive Officer Carlin Conner. "We continue to execute our strategy to strengthen our financial position and expand our physical footprint around our Gulf Coast and Canadian platforms. Last month we completed construction on the Wapiti gas plant in Alberta on budget and ahead of schedule and this week we closed on the SemCAMS joint venture and acquisition of Meritage. Since embarking on our capital raise plan we have raised approximately $1.6 billion through asset sales and strategic transactions like SemCAMS Midstream."

Recent Developments
On February 25, SemCAMS Midstream closed on its acquisition of Meritage Midstream's Canadian infrastructure assets in the prolific Montney resource play. SemCAMS Midstream is a newly-created joint venture owned by SemGroup and KKR. SemCAMS Midstream owns approximately 1.1 bcf/d of natural gas processing capacity, including capacity from Meritage’s Patterson Creek Plant and the new Wapiti Plant. Capacity will increase to approximately 1.3 bcf/d later this year with the expected completion of the Smoke Lake Plant and Patterson Creek Plant expansion.

On February 20, SemGroup announced that its Board of Directors had declared a quarterly cash dividend to common shareholders. A dividend in the amount of $0.4725 per share, or $1.89 per share annualized, will be paid on March 14, 2019 to all common shareholders of record on March 4, 2019. The Board of Directors also declared a dividend to holders of its 7% Series A Cumulative Perpetual Convertible Preferred Stock. The company elected, pursuant to the terms of the convertible preferred shares, to have the aggregate amount of $6.4 million that would have been payable in cash as a dividend added to the liquidation preference of such shares as a payment in kind. The payment date for the payment in kind on the shares of convertible preferred stock is March 1, 2019 and the record date was February 22, 2019.

New Financial Reporting Segments
Given the significant change in SemGroup's asset portfolio over the past 18 months, the company elected to reorganize its business structure and reporting relationships to enhance execution and capture operating efficiencies. SemGroup will now report results for three operating segments: U.S. Liquids, U.S. Gas and Canada. U.S. Liquids includes the results previously reported as Crude Transportation, Crude Facilities, Supply & Logistics and Houston Fuel Oil Terminal Company. U.S. Gas contains the results of the company's historical SemGas segment. Canada includes the operations of the company's historical SemCAMS segment and will also include the recently acquired Meritage operations in future quarters. SemGroup's prior Mexico and U.K. operating segments are included within Corporate and Other, as these businesses were disposed of in 2018.

Segment Profit Results
SemGroup management believes segment profit is a valuable measure of the operating and financial performance of the company's operating segments. Segment profit is defined as revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reconciliations can be found in the tables of this release.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
Segment Profit:	2018	2017	2018	2018	2017
U.S. Liquids	$85,474	$87,283	$75,500	$309,423	$229,208
U.S. Gas	17,602	14,540	19,754	67,070	67,805
Canada	17,226	23,667	20,543	81,330	76,274
Corporate/Other	(152)	8,152	(913)	9,726	33,236
Total Segment Profit	$120,150	$133,642	$114,884	$467,549	$406,523

Performance by Segment - Fourth Quarter vs. Third Quarter 2018

U.S. Liquids

•	Stronger marketing margins, partially offset by a non-cash $5.2 million lower of cost or net realizable value inventory charge

•	White Cliffs volumes increased as shippers moved more barrels to build shipper history prior to one of the pipes coming out of service for NGL conversion

•	Our Houston terminal benefited from a full quarter of certain new crude storage tanks

U.S. Gas

•	Decreased due to lower volumes and NGL prices

Canada

•Decreased results due to timing of operating expense recover

Select Operating Statistics	4Q 2018	3Q 2018	2Q 2018	1Q 2018	4Q 2017
U.S. Liquids
White Cliffs Pipeline Volumes (mbbl/d)	144	112	135	107	92
Cushing Terminal Utilization %	98%	94%	97%	98%	100%
Houston Terminal Utilization %	96%	96%	97%	97%	98%
U.S. Gas (1)
Total Average Processing Volumes (mmcf/d)	369	395	367	305	252
Canada (2)
Total Average Processing Volumes (mmcf/d)	430	434	382	441	452

(1) U.S. Gas volumes include total processed volumes - Oklahoma and Texas plants
(2) Canada volumes include total processed volumes - K3, KA and West Fox Creek facilities

Segment Profit and Adjusted EBITDA:
(in thousands, unaudited)

	2018					2017
Segment Profit:	Q1	Q2	Q3	Q4	FY2018	Q1	Q2	Q3	Q4	FY2017
U.S. Liquids	$68,056	$80,393	$75,500	$85,474	$309,423	$35,387	$36,336	$70,202	$87,283	$229,208
U.S. Gas	14,277	15,437	19,754	17,602	67,070	18,227	19,483	15,555	14,540	67,805
Canada	22,113	21,448	20,543	17,226	81,330	16,865	19,038	16,704	23,667	76,274
Corporate and other	10,963	(172)	(913)	(152)	9,726	8,367	8,296	8,421	8,152	33,236
Total Segment Profit	115,409	117,106	114,884	120,150	467,549	78,846	83,153	110,882	133,642	406,523
Less:
General and administrative expense	26,477	22,886	21,904	20,301	91,568	21,712	26,819	38,389	26,859	113,779
Other income	(950)	(533)	(400)	(497)	(2,380)	(218)	(508)	(3,390)	(516)	(4,632)
Pension curtailment loss	—	—	—	—	—	—	—	3,097	(89)	3,008
Plus:
M&A related costs	1,156	648	290	1,058	3,152	—	5,453	14,886	1,649	21,988
Employee severance and relocation	137	211	43	758	1,149	558	312	104	720	1,694
Non-cash equity compensation	2,196	3,398	2,738	3,190	11,522	2,757	2,803	2,957	1,736	10,253
Consolidated Adjusted EBITDA	$93,371	$99,010	$96,451	$105,352	$394,184	$60,667	$65,410	$90,733	$111,493	$328,303

2019 Adjusted EBITDA and Dividend Guidance
SemGroup expects full-year 2019 Adjusted EBITDA to range between $420 million and $465 million.

The company is forecasting 2019 net capital expenditures of $307 million, including $45 million related to maintenance projects.

SemGroup is focused on its balance sheet strategy and reinvesting in high-return growth projects and therefore expects to keep the dividend flat at $0.4725 per share, or $1.89 per share annualized, during 2019.

SemGroup does not provide guidance for net income, the GAAP financial measure most directly comparable to the non-GAAP financial measure Adjusted EBITDA, because Net Income includes items such as unrealized gains or losses on derivative activities or similar items which, because of their nature, cannot be accurately forecasted. SemGroup does not expect that such amounts would be significant to Adjusted EBITDA as they are largely non-cash items; however, such items maybe significant to net income.

Earnings Conference Call
SemGroup will host a conference call for investors at 11 a.m. Eastern, Thursday, February 28, 2019. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroup.com. A replay of the webcast will be available following the call. The fourth quarter and full year 2018 slide deck will be posted under presentations.

About SemGroup
SemGroup® Corporation (NYSE:SEMG) moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations. Headquartered in Tulsa, Okla., the company has additional offices in Calgary, Alberta; Denver, Colo.; and Houston, Texas.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroup.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measures, Adjusted EBITDA, Cash Available for Dividends ("CAFD") and Total Segment Profit, are not GAAP measures and are not intended to be used in lieu of GAAP presentation of their most closely associated GAAP measures, net income (loss) for Adjusted EBITDA and CAFD and operating income for Total Segment Profit.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non- recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.
CAFD is based on Adjusted EBITDA, as defined above, and reduced for cash income taxes, cash interest expense, preferred stock cash dividends and maintenance capital expenditures, as adjusted for selected items which management feels decrease the comparability of results among periods. CAFD is a performance measure utilized by management to analyze our performance after the payment of cash taxes, servicing debt obligations and making sustaining capital expenditures.
Total Segment Profit represents revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reflecting equity earnings on an EBITDA basis is achieved by adjusting equity earnings to exclude our percentage of interest, taxes, depreciation and amortization from equity earnings for operated equity method investees. For our investment in NGL Energy, we exclude equity earnings and include cash distributions received. Segment profit is the measure by which management assess the performance of our reportable segments.

These measures may be used periodically by management when discussing our financial results with investors and analysts and are presented as management believes they provide additional information and metrics relative to the performance of our businesses. These non-GAAP financial measures have important limitations as analytical tools because they excludes some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the consequences of any divestitures of non-strategic operating assets or divestitures of interests in some of our operating assets through partnerships and/or joint ventures; the failure to realize the anticipated benefits of our acquisition of Meritage Midstream ULC and its midstream infrastructure assets through our joint venture SemCAMS Midstream ULC; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreements, continuing covenant agreement, and the indentures governing our notes, including requirements under our credit agreements and continuing covenant agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; any future impairment of goodwill resulting from the loss of customers or business; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Kevin Greenwell
918-524-8081
investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroup.com

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets	$715,825	$902,899
Property, plant and equipment, net	3,457,326	3,315,131
Goodwill and other intangible assets	622,340	655,945
Equity method investments	274,009	285,281
Other noncurrent assets, net	140,807	132,600
Noncurrent assets held for sale	—	84,961
Total assets	$5,210,307	$5,376,817
LIABILITIES, PREFERRED STOCK AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$6,000	$5,525
Other current liabilities	631,157	761,036
Total current liabilities	637,157	766,561
Long-term debt, excluding current portion	2,278,834	2,853,095
Other noncurrent liabilities	94,337	85,080
Noncurrent liabilities held for sale	—	13,716
Total liabilities	3,010,328	3,718,452
Preferred stock	359,658	—
Total owners' equity	1,840,321	1,658,365
Total liabilities, preferred stock and owners' equity	$5,210,307	$5,376,817

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Revenues	$611,863	$606,806	$633,996	$2,503,262	$2,081,917
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	446,003	427,534	468,871	1,823,095	1,514,891
Operating	59,898	66,669	64,835	284,769	254,764
General and administrative	20,301	26,859	21,904	91,568	113,779
Depreciation and amortization	53,365	58,085	53,598	209,254	158,421
Loss (gain) on disposal or impairment, net	(1,438)	(30,468)	(383)	(3,563)	13,333
Total expenses	578,129	548,679	608,825	2,405,123	2,055,188
Earnings from equity method investments	16,179	15,120	14,528	57,672	67,331
Operating income	49,913	73,247	39,699	155,811	94,060
Other expenses, net	40,410	39,487	33,935	156,835	113,598
Income (loss) before income taxes	9,503	33,760	5,764	(1,024)	(19,538)
Income tax expense (benefit)	6,531	31,141	(2,697)	23,304	(2,388)
Net income (loss)	2,972	2,619	8,461	(24,328)	(17,150)
Less: net income attributable to noncontrolling interest	2,421	—	—	2,421	—
Net income (loss) attributable to SemGroup	551	2,619	8,461	(26,749)	(17,150)
Less: cumulative preferred stock dividends	6,430	—	6,317	23,790	—
Net income (loss) attributable to common shareholders	$(5,879)	$2,619	$2,144	$(50,539)	$(17,150)
Net income (loss)	$2,972	$2,619	$8,461	$(24,328)	$(17,150)
Other comprehensive income (loss), net of income tax	(25,149)	(4,102)	3,352	2,554	20,113
Comprehensive income (loss)	(22,177)	(1,483)	11,813	(21,774)	2,963
Less: comprehensive income attributable to noncontrolling interest	2,421	—	—	2,421	—
Comprehensive income (loss) attributable to SemGroup	$(24,598)	$(1,483)	$11,813	$(24,195)	$2,963

Net income (loss) per common share:
Basic	$(0.08)	$0.03	$0.03	$(0.65)	$(0.24)
Diluted	$(0.08)	$0.03	$0.03	$(0.65)	$(0.24)
Weighted average shares (thousands):
Basic	78,378	78,189	78,353	78,313	71,418
Diluted	78,378	78,749	78,977	78,313	71,418

Reconciliation of Net Income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Net income (loss)	$2,972	$2,619	$8,461	$(24,328)	$(17,150)
Add: Interest expense	36,031	42,954	35,318	149,714	103,009
Add: Income tax expense (benefit)	6,531	31,141	(2,697)	23,304	(2,388)
Add: Depreciation and amortization expense	53,365	58,085	53,598	209,254	158,421
EBITDA	98,899	134,799	94,680	357,944	241,892
Selected Non-Cash Items and Other Items Impacting Comparability	6,453	(23,306)	1,771	36,240	86,411
Adjusted EBITDA	$105,352	$111,493	$96,451	$394,184	$328,303
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Loss (gain) on disposal or impairment, net	$(1,438)	$(30,468)	$(383)	$(3,563)	$13,333
Foreign currency transaction loss (gain)	4,876	(2,951)	(983)	9,501	(4,709)
Adjustments to reflect equity earnings on an EBITDA basis	4,837	6,811	4,926	19,532	26,890
M&A transaction related costs	1,058	1,649	290	3,152	21,988
Pension plan curtailment loss	—	89	—	—	(3,008)
Employee severance and relocation expense	758	720	43	1,149	1,694
Unrealized loss (gain) on derivative activities	(6,828)	(892)	(4,860)	(5,053)	40
Non-cash equity compensation	3,190	1,736	2,738	11,522	10,253
Loss on early extinguishment of debt	—	—	—	—	19,930
Selected Non-Cash Items and Other Items Impacting Comparability	$6,453	$(23,306)	$1,771	$36,240	$86,411

Prior Segmentation and Adjusted EBITDA:
(in thousands, unaudited)

(in thousands, unaudited)	2018					2017
Segment Profit:	Q1	Q2	Q3	Q4	FY2018	Q1	Q2	Q3	Q4	FY2017
Crude Transportation	$34,310	$37,865	$38,135	$39,794	$150,104	$28,251	$29,028	$34,585	$41,641	$133,505
Crude Facilities	9,341	9,683	8,209	8,244	35,477	9,564	9,481	8,806	14,116	41,967
Crude Supply and Logistics	(6,583)	(1,959)	(7,005)	(2,252)	(17,799)	(2,428)	(2,173)	(1,693)	(1,506)	(7,800)
HFOTCO	30,988	34,804	36,161	39,688	141,641	—	—	28,504	33,032	61,536
SemGas	14,277	15,437	19,754	17,602	67,070	18,227	19,483	15,555	14,540	67,805
SemCAMS	22,113	21,448	20,543	17,226	81,330	16,865	19,038	16,704	23,667	76,274
Corporate and other	10,963	(172)	(913)	(152)	9,726	8,367	8,296	8,421	8,152	33,236
Total Segment Profit	115,409	117,106	114,884	120,150	467,549	78,846	83,153	110,882	133,642	406,523
Less:
General and administrative expense	26,477	22,886	21,904	20,301	91,568	21,712	26,819	38,389	26,859	113,779
Other income	(950)	(533)	(400)	(497)	(2,380)	(218)	(508)	(3,390)	(516)	(4,632)
Pension curtailment gain (loss)	—	—	—	—	—	—	—	3,097	(89)	3,008
Plus:
M&A related costs	1,156	648	290	1,058	3,152	—	5,453	14,886	1,649	21,988
Employee severance and relocation	137	211	43	758	1,149	558	312	104	720	1,694
Non-cash equity compensation	2,196	3,398	2,738	3,190	11,522	2,757	2,803	2,957	1,736	10,253
Consolidated Adjusted EBITDA	$93,371	$99,010	$96,451	$105,352	$394,184	$60,667	$65,410	$90,733	$111,493	$328,303

Reconciliation of Operating Income to Total Segment Profit:
(in thousands, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Operating income	$49,913	$73,247	$39,699	$155,811	$94,060
Plus:
Adjustments to reflect equity earnings on an EBITDA basis	4,837	6,811	4,926	19,532	26,890
Unrealized loss (gain) on derivatives	(6,828)	(892)	(4,860)	(5,053)	40
General and administrative expense	20,301	26,859	21,904	91,568	113,779
Depreciation and amortization	53,365	58,085	53,598	209,254	158,421
Loss (gain) on disposal or impairment, net	(1,438)	(30,468)	(383)	(3,563)	13,333
Total Segment Profit	$120,150	$133,642	$114,884	$467,549	$406,523

Cash Available for Dividends:
(in thousands, unaudited)

	Three Months Ended						Year Ended
	December 31,				September 30,		December 31,
	2018		2017		2018		2018		2017
Adjusted EBITDA	$105,352		$111,493		$96,451		$394,184		$328,303
Less: Cash interest expense	35,372		35,203		36,377		139,149		101,196
Less: Maintenance capital	8,664		9,597		8,635		36,578		42,412
Less: Cash paid for income taxes	1,500		4,088		600		16,800		7,160
Less: Distributions to noncontrolling interests (1)	2,932		—		—		2,932		—
Less: Preferred stock dividends (2)	—		—		—		—		—
Selected items impacting comparability:
Add back: Mexico disposal cash taxes	—		—		—		10,955		—
Cash available for dividends	$56,884		$62,605		$50,839		$209,680		$177,535

Dividends declared	$37,034		$36,961		$37,022		$148,082		$136,900

Dividend coverage ratio	1.5	x	1.7	x	1.4	x	1.4	x	1.3	x

(1) Distributions to noncontrolling interest represents Alinda’s 49% interest in Maurepas Pipeline and will also include KKR's 49% interest in
SemCAMS Midstream joint venture
(2) To date preferred stock dividends have been paid-in-kind